UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 12, 2008

HERITAGE COMMERCE CORP
(Exact name of registrant as specified in its charter)

California	000-23877	77-0469558
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

150 Almaden Boulevard, San Jose, CA		95113
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (408) 947-6900

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 12, 2008, Heritage Commerce Corp and Heritage Bank of Commerce, a wholly owned subsidiary of Heritage Commerce Corp, entered into an Employment Agreement with Michael R. Ong to be the Executive Vice-President/Chief Risk Officer of the Bank. The employment contract is for one year and is automatically renewed annually for one year terms.  Under the Agreement, Mr. Ong will receive an annual salary of $240,000 with annual increases, if any, as determined by Heritage Commerce Corp’s Chief Executive Officer and Board of Directors annual review of executive salaries.  Mr. Ong will also be eligible for an annual incentive compensation payment pursuant to the terms of the Heritage Commerce Corp Management Incentive Compensation Plan in accordance with the terms of the plan.   Mr. Ong will be eligible to participate in Heritage Commerce Corp’s 401(k) plan, under which he will receive a matching contribution from Heritage Commerce Corp.  He will also have the option to participate in Heritage Commerce Corp’s Employee Stock Ownership Plan. Mr. Ong, will receive group life, health, accident and disability insurance coverage for himself and his dependents.  Mr. Ong will also receive an automobile allowance in the amount of $700 per month, together with reimbursements for gasoline.

Mr. Ong will receive stock options to purchase 25,000 shares of Heritage Commerce Corp common stock  under its 2004 Stock Option Plan at an exercise price determined at the fair market value of the Heritage Commerce Corp common stock on the date of grant (August 25, 2008 when Mr. Ong commences his employment with Heritage Bank of Commerce).

If Mr. Ong’s employment is terminated without Cause, he will be entitled to a lump sum payment equal to one times each of his Base Salary and his Highest Annual Bonus.  During a Change of Control Period if Mr. Ong’s employment is terminated  or there occurs, without Mr. Ong’s written consent, a material adverse change in the nature and scope of his position, responsibilities, duties or a change of 10 miles or more in his location of employment, or any material reduction in his compensation or benefits and Mr. Ong voluntarily terminates his employment (a good reason resignation), he shall be entitled to a lump sum payment of two times his Base Salary and his Highest Annual Bonus.  Mr. Ong is entitled to participate in or receive benefits under each benefit plan or arrangement applicable to the other executive officers of the Bank; provided, however, that if the employment agreement is terminated by the Bank without Cause, these benefits will continue for an additional 12 months from the date of termination. If Mr. Ong’s employment is terminated as a result of a Change in Control during the Change of Control Period, or for a good reason resignation as a result of a Change in Control, these benefits will continue for an additional   24 months from the date of termination.

In the event that the amounts payable to Mr. Ong under the Agreement constitute an excess parachute payment under the Internal Revenue Code of 1986 that are subject to an excise or similar tax, the amounts payable to Mr. Ong will be increased so that he receives substantially the same economic benefit under the Agreement had there been no such tax imposed.

Additionally, following the termination of his employment, Mr. Ong has agreed to refrain from certain activities that would be competitive with Heritage Commerce Corp and Heritage Bank of Commerce within the counties in California in which Heritage Bank of Commerce has located its headquarters or branch offices.

A copy of the Employment Agreement is attached to this report as Exhibit 10.1 and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(D)	Exhibits

	10.1	Michael R. Ong Employment Agreement dated August 12, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HERITAGE COMMERCE CORP

DATED: August 12, 2008	By:	/s/Lawrence D. McGovern
Lawrence D. McGovern
Executive Vice President and
Chief Financial Officer

Exhibit Index

Exhibit	Description
10.1	Michael R. Ong Employment Agreement dated August 12, 2008